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                                   June 5, 1997



  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C.  20549

  Re:     Northeast Utilities
     The Connecticut Light and Power Company
     Western Massachusetts Electric Company
     Public Service Company of New Hampshire
     Holyoke Water Power Company
     North Atlantic Energy Corporation
     File No. 70-8875

  Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel to NU, The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO") and North Atlantic Energy Corporation ("NAEC") (collectively, the "Applicants") in connection with the amendments to the Revolving Credit Facility (the "Amended Facility") contemplated by Post-Effective Amendment No. 2 to the Application/Declaration in the above-referenced file (as amended, the "Application"). This opinion is given to you with respect to the Amended Facility pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the same meanings as set forth in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, the Applicants' charter documents, amended to the date of this opinion, the proceedings of their shareholders and boards of directors to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion.

     The opinions set forth herein are qualified in their entirety as follows: (a) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the States of Connecticut and New Hampshire and the Commonwealth of Massachusetts; and (b) no opinion is expressed as to the securities laws of any state.

     Based on and subject to the foregoing, I am of the opinion that:

     1. All state laws applicable to the transactions contemplated by the Amended Facility for which the Commission's approval was sought in the Application were complied with at the time such transactions were consummated.

     2. The consummation of the transactions contemplated by the Amended Facility for which the Commission's approval was sought in the Application did not violate the legal rights of the holders of any securities issued by NU, CL&P or WMECO or any associate company thereof.

     3. The transactions contemplated by the Amended Facility for which the Commission's approval was sought in the Application were carried out in accordance with the Application.

     I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.

                                   Very truly yours,

                                   /s/ Jeffrey C. Miller

                                   Jeffrey C. Miller
                                   Assistant General Counsel
                                   Northeast Utilities Service Company